Exhibit 99.1

Farmer Bros. Co. Names Michael Keown President & CEO

Executive of WhiteWave Foods Company to Lead Farmer Brothers

TORRANCE, Calif.—(GLOBE NEWSWIRE) — March 13, 2012—Farmer Bros. Co. (NASDAQ: FARM) today announced that Michael Keown will join the Company on March 23 as President and Chief Executive Officer. Mr. Keown comes from WhiteWave Foods Company, a subsidiary of Dean Foods Company, where he served as President, Indulgent Brands which includes International Delight® and Land O’Lakes®. He also was responsible for WhiteWave’s alternative channel business which is comprised largely of foodservice.

“Mike is an extraordinary leader with significant consumer packaged goods experience and a consistent record of generating strong growth,” stated Farmer Brothers Chairman of the Board Guenter Berger. “He has an excellent knowledge of our industry and experience with major foodservice customers which will be a significant benefit to our organization.”

“He has the skills, experience, talent and vision to lead Farmer Brothers into a new era of growth while building on the success of the recent past,” added Mr. Berger. “His strong sales and marketing background with major consumer products and food industry players such as The Procter & Gamble Company, E.&J. Gallo Winery, and The Minute Maid Company will be a major benefit to Farmer Brothers in its goal to become the preeminent coffee and culinary products supplier to the foodservice industry.”

“I’m excited to join Farmer Brothers,” Mr. Keown said. “Over the past 100 years, Farmer Brothers has grown to become one of the leading coffee-focused, national foodservice suppliers, known for its outstanding service and products. I am looking forward to working with one of the foodservice industry’s most talented, experienced and passionate teams.”

“We would like to thank Interim Co-CEOs Jeffrey Wahba and Patrick Criteser who have led an impressive financial turnaround at the Company over the last year,” added Mr. Berger. “They will return to their respective roles as Treasurer and CFO of Farmer Bros. Co. and President and CEO of Coffee Bean International, a subsidiary of Farmer Brothers. Both Jeff and Patrick are looking forward to working with Mike.”

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soups, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. The Company was founded in 1912 and is currently celebrating its 100th year. For more information, go to: www.farmerbros.com.

Farmer Brothers and the Farmer Brothers logo are registered trademarks of Farmer Bros. Co. All other trademarks are the property of their respective owners.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

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